Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

AMERIGROUP Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37410) on post effective amendment No. 1 to Form S-1 on Form S-8 and in the registration statement (No. 333-745406) on Form S-8 of AMERIGROUP Corporation of our reports dated February 10, 2003, with respect to the consolidated balance sheets of AMERIGROUP Corporation as of December 31, 2002 and 2001, and the related consolidated income statements and statements of stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which reports appear herein.

Norfolk, Virginia

March 14, 2003

/s/ KPMG LLP